Amended Schedule A
to Amended and Restated Administrative, Fund Accounting and Transfer Agency Services Agreement
between
Diamond Hill Funds
and
Diamond Hill Capital Management, Inc.
initially dated as of May 31, 2002, as restated and amended November 17, 2011, and May 23, 2013, and amended on February 20, 2014

Diamond Hill Small Cap Fund
Diamond Hill Small-Mid Cap Fund
Diamond Hill Large Cap Fund
Diamond Hill Select Fund
Diamond Hill Long-Short Fund
Diamond Hill Mid Cap Fund
Diamond Hill Short Duration Securitized Bond Fund
Diamond Hill Core Bond Fund
Diamond Hill International Fund
Diamond Hill Large Cap Concentrated Fund

The effective date of this Amended Schedule A is February 28, 2023

Diamond Hill Funds                    Diamond Hill Capital Management, Inc.

By: /s/Thomas E. Line                By: /s/Thomas E. Line
    Thomas E. Line                    Thomas E. Line
    President                        Chief Financial Officer